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                                                                  EXHIBIT 10.5b




Ms. Lisa Faulk
4410 Santa Monica Avenue
San Diego, Calif. 92107



Dear Lisa:


As a result of our conversation, I am outlining the proposed terms of your employment with American Residential and Home Asset Management. We are very encouraged by your interest and look forward to working together to create a very exciting company. Please call me after reviewing these terms if you have any questions.


Position: Senior Vice President

Responsibility:  Operations

Reporting Responsibility: To E.V.P of Capital Markets and  Production

Base Salary:  $120,000.00 per year

Bonus Potential:  up to 75% of Base Salary

Options:  Initial Grant of 50,000 options at market at time of employment.
                 -Full vesting upon change of control
                 -Current vesting and 90 day exercise provision for termination with out cause

Benefits:  Participation in all company programs available to Senior Officers:
                 401K program [starting in 1998]
                 company pays 100% of health care and insurance premiums employee stock purchase program [available after IPO] employee loan program to purchase AmReit stock [ after IPO]

Severance: six month's salary for termination without cause.





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Transition:. Transition payment  in the amount of $40,000: payable $20,000 in
                 Feb. 1998 and $20,000 which you have elected to defer into the Home Asset Management Corporation Executive Deferred Compensation Plan. These payments represent bonus for 1997 and signing bonus.



      Lisa, again we are very excited about you helping us and look forward to your response. Feel free to contact me at home over the weekend to discuss any aspects of this offer.

My home phone number is 619-756-5441 and you have the work number.

We look forward to your response.


Sincerely,



Jay M. Fuller
President



           Agreed and Accepted: _____________________